Exhibit 16.1

[Letterhead of Schauer Taylor, P.C.]

May 26, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred effective as of June 29, 2005, to be filed by our former client, Appalachian Bancshares, Inc. Employees’ Savings & Profit Sharing Plan and Trust. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Schauer Taylor, P.C.